Exhibit 8.3
[FORM OF OPINION OF MCGUIREWOODS LLP]
____________, 2006
HB-PS Holding Company, Inc.
4421 Waterfront Drive
Glen Allen, VA 23060
Ladies and Gentlemen:
     We have acted as tax counsel to HB-PS Holding Company, Inc. (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) and the related proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus/Information Statement”) filed by the Company with the Securities and Exchange Commission in connection with the proposed merger of Applica Incorporated (“Applica”) with and into the Company (the “Merger”) under the terms of the Agreement and Plan of Merger, dated as of July 23, 2006, by and between the Company and Applica and joined in by NACCO Industries, Inc. (“NACCO”) for the specific purposes set forth therein (the “Merger Agreement”).
     In rendering this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus/Information Statement, the Registration Statement, and such other documents and records as we have deemed necessary as a basis for our opinion. In addition, we have assumed that:
•	the proposed spin off of the Company by NACCO to its stockholders (the “Spin Off”) will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Spin Off Agreement, dated as of July 23, 2006, by and among NACCO, Housewares Holding Company, the Company, and Hamilton Beach/Proctor-Silex, Inc. (the “Spin Off Agreement”), none of which will be waived;

•	the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, none of which will be waived; and

•	the statements concerning the Spin Off and the Merger and the representations set forth in the Spin Off Agreement, the Merger Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective times of the Spin Off and the Merger.
If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

     Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.
     Based upon and subject to the foregoing, we are of the opinion that the description set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Proxy Statement/Prospectus/Information Statement correctly describes the material aspects of the United States federal income tax consequences of the Merger to the Company.
     We express no opinion as to any laws other than the federal income tax laws of the United States of America, and we do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.
     We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the references to us under the headings “Material U.S. Federal Income Tax Consequences” and “Tax Matters” in the Proxy Statement/Prospectus/Information Statement that is part of the Registration Statement and in any amendment to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,